
                                                                                                          EXHIBIT 12.1

                                         KANSAS CITY SOUTHERN INDUSTRIES, INC.
                                                   AND SUBSIDIARY COMPANIES
                                       COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


                                                                       As of December 31st                    As of March 31st
                                                           ------------------------------------------------- ------------------
                                                             1996      1997      1998      1999      2000      2000      2001
                                                           --------  --------  --------  --------  --------  --------  --------

Pretax income/(loss) from continuing operations, excluding
equity in  earnings of unconsolidated affilites              $ 27.2   $(141.0)    $68.0     $12.0     $(2.0)   $  3.2     $(8.1)

Interest Expense on Indebtedness                               52.8      53.3      59.6      57.4      65.8      17.5      15.2

Portion of Rents Representative
 of an Appropriate Interest Factor                             11.1      17.2      17.8      17.2      16.3       4.2       4.1

Distributed income of equity investments                          -         -       5.0         -       5.0         -       3.0
                                                           --------  --------  --------  --------  --------  --------  --------
  Income (Loss) as Adjusted                                   $91.1    ($70.5)   $150.4     $86.6     $85.1    $ 24.9    $ 14.2
                                                           --------  --------  --------  --------  --------  --------  --------
Fixed Charges:

Interest Expense on Indebtedness                              $52.8     $53.3     $59.6     $57.4     $65.8    $ 17.5    $ 15.2

Capitalized Interest                                              -       7.4         -         -         -         -       1.1

Portion of Rents Representative
 of an Appropriate Interest Factor                             11.1      17.2      17.8      17.2      16.3       4.2       4.1
                                                           --------  --------  --------  --------  --------  --------  --------
  Total Fixed Charges                                         $63.9     $77.9     $77.4     $74.6     $82.1    $ 21.7    $ 20.4
                                                           --------  --------  --------  --------  --------  --------- --------
RATIO OF EARNINGS TO FIXED CHARGES                              1.4         -(a)    1.9       1.2(b)    1.0       1.2         - (c)
                                                           ========   =======  ========  ========  ========  ========  ========


Note:  Excludes amortization expense on debt discount due to immateriality

     (a) Due to restructuring, asset impairment and other charges of $178.0 million, the 1997 ratio coverage was less than 1:1. The ratio of earnings to fixed charges would have been 1:1 if a deficiency of $148.4 million was eliminated. Excluding the $178.0 million, the ratio for 1997 would have been 1.4x.

     (b) Includes unusual costs and expenses of $12.7 million. Excluding these items, the ratio for 1999 is 1.3x.

     (c) The ratio of earnings to fixed charges would have been 1:1 if a deficiency of $6.1 million was eliminated.